Exhibit 16.1

March 3, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Willis Towers Watson Public Limited Company’s Form 8-K dated March 3, 2017, and have the following comments:

1)	We agree with the statements made in the first, second and third paragraphs.

Yours truly,

/s/ Deloitte LLP
London, United Kingdom